UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement.
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☐	Definitive Proxy Statement.
☐	Definitive Additional Materials.
☑	Soliciting Material Pursuant to §240.14a-12.

Keithley Instruments, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Memo

To:	All Employees
From:	Joe Keithley /s/ Joe
Date:	October 25, 2010
Re:	Danaher acquisition
I wanted to take this opportunity to write to you about our pending acquisition by Danaher and future affiliation with Tektronix. I have talked to many of you and yet wanted to reach out to everyone during this period of historic change for our company.
Keithley’s board of directors and I took this action because we became convinced that it was unlikely that we could grow large enough over the next decade to support the costs of our being an independent public company. Frankly, our market capitalization was not providing sufficient value to our shareholders compared to larger T&M companies (and today, financial institutions own more than 50 percent of our common shares). In late spring of this year we engaged an investment banking firm to analyze our options and recommend to us a course of action. Entering into a merger agreement has unlocked value for our shareholders that will be realized upon the closing of the merger. As you know, the merger is subject to various closing conditions, including obtaining the approval of our shareholders and the expiration of applicable waiting periods under antitrust laws.
Being affiliated with a large company like Danaher, which is increasingly committing itself to the T&M industry, should give us access to resources and opportunities not available to us today. Aligned with Tektronix, our reputation would be further enhanced. That said, I believe that what drew Tektronix and Danaher to Keithley was our highly regarded reputation, complementary product lines, global footprint, relationships with key customers in research, development, and production, operational excellence, and similar culture.
I know that many are concerned because so much is unknown today. Hopefully the “close” will happen shortly and we can begin to work on our integration with Tektronix, which will bring us some clarity. I can assure you that Danaher highly values what we have accomplished and they want to help us move to our next level of success. I am hopeful that each of you will have exciting opportunities before you, just as I am hopeful that the close relationships with customers that we have worked so hard to develop and maintain over decades will continue.
Congratulations on a fabulous FY10 performance. Thank you for all your patience, flexibility, and hard work these past few trying years.
For now we need to make FY11 as successful as we can, focusing on serving customers, enhancing the effectiveness of our product and sales efforts and maintaining our commitment to continuous improvement.
Company Confidential 1

Additional Information and Where to Find It
Keithley Instruments, Inc. has filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and other relevant materials in connection with the proposed Merger. The definitive proxy statement will be sent or given to Keithley shareholders. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE MERGER, INVESTORS AND KEITHLEY SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The proxy statement and other relevant materials (when they become available), and any other documents filed by Keithley with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov, or by going to the Company’s website at http://ir.keithley.com.
Participants in the Solicitation
Keithey and its directors and executive officers may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed Merger. INFORMATION ABOUT KEITHLEY’S DIRECTORS AND EXECUTIVE OFFICERS IS SET FORTH IN KEITHLEY’S PROXY STATEMENT ON SCHEDULE 14A FOR THE MERGER FILED WITH THE SEC ON OCTOBER 25, 2010, KEITHLEY’S PROXY STATEMENT ON SCHEDULE 14A FILED WITH THE SEC ON DECEMBER 29, 2009 AND KEITHLEY’S ANNUAL REPORT ON FORM 10-K FILED WITH THE SEC ON DECEMBER 14, 2009.
Forward-looking statements
Statements in this letter that are not strictly historical, including statements regarding the proposed acquisition, the expected timetable for completing the transaction and any other statements regarding events or developments that we believe or anticipate will or may occur in the future, may be “forward-looking” statements within the meaning of the federal securities laws. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include, among other things: general economic conditions and conditions affecting the industry in which Keithley operates; the uncertainty of regulatory approvals; adoption of the merger agreement by Keithley shareholders; the parties’ ability to satisfy the closing conditions and consummate the transactions; Danaher’s ability to successfully integrate Keithley’s operations and employees with Danaher’s existing business; the ability to identify and pursue research and development opportunities and other acquisitions; and the ability to realize anticipated growth, synergies and cost savings. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in Danaher’s and Keithley’s respective SEC filings, including each company’s most recent, respective Annual Report on Form 10-K and Quarterly Report on Form 10-Q. These forward-looking statements speak only as of the date of this release and neither company assumes any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise.
Company Confidential 2